Exhibit 10.35

ADDENDUM
TO
NON-EXCLUSIVE LICENSE AGREEMENT

THIS ADDENDUM TO NON-EXCLUSIVE LICENSE AGREEMENT (this "Addendum") is made and entered into as of the 16th day of March, 2009, by and between Baylor College of Medicine, a Texas nonprofit corporation, residing at One Baylor Plaza, Houston, Texas 77030 ("Baylor") and Medgenics, Inc., a corporation organized under the laws of the State of Delaware, having its principal place of business at Hanapach 12, Karmiel 20101, Israel, and its Affiliates (as defined in the Agreement) (collectively, "Medgenics"). Baylor and Medgenics shall be collectively referred to as "Parties" and separately as a "Party".

WITNESSETH:

WHEREAS, Medgenics and Baylor entered into and executed that certain Non-Exclusive License Agreement dated January 25, 2007, under which Baylor granted Medgenics a non-exclusive license to the Subject Technology (as defined therein), subject to the terms and conditions set forth thereto (the "Agreement"); and

WHEREAS, pursuant to Section 3.4 of the Agreement, Medgenics agreed to provide Baylor certain materials and documentation generated by Medgenics or its contractors (the "Transferred Materials"), all subject to the consent and approval of third parties whose intellectual property or other rights may be involved in such Material; and

WHEREAS, Baylor now wishes to receive to its possession the Transferred Materials from Medgenics; and

WHEREAS, Medgenics and Baylor wish to supplement certain provisions of the Agreement for the purpose of clarifying that Medgenics has no and will have no liability of any kind to any person or entity in connection with supplying the Transferred Materials to Baylor, which will be in effect as of the date hereof;

NOW THEREFORE, the Parties hereby agree as follows:

1.	Any capitalized term not specifically defined herein shall have the meaning ascribed to it in the Agreement.

2.	This Addendum is hereby made pursuant to Section 14.8 of the Agreement and will come into force and obligate all Parties hereto upon signing of this Addendum by all of the Parties hereto.

3.	The following paragraphs will be added to Section 13 of the Agreement:
"Medgenics has no and will have no liability of any kind to Baylor and to any third party in respect to the Transferred Materials and any other materials and documentation supplied to Baylor at its requests, including their use by Baylor or by third party. Medgenics makes no warranties or representations, express or implied, including, but not limited to, warranties of fitness or merchantability, regarding or with respect to the materials and documentations provided by it to Baylor under this Agreement (including pursuant to Section 3.4 above) and Medgenics makes no warranties or representations, express or implied, of the patentability of these materials and documentations or of the enforceability of any patents issuing thereupon, if any, or that they are or shall be free from infringement of any patent or other rights of third parties. Nothing in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license or rights under any patents of Medgenics. Medgenics shall not be liable for any losses incurred as the result of an action for infringement brought against Baylor, its faculty members, scientists, researchers, employees, students, officers, trustees and agents as the result of their exercise of any right granted under this Agreement or use of the materials and documentations supplied by Medgenics. The decision to defend or not defend shall be in the Baylor's sole discretion.

Baylor agrees that it will defend, indemnify and hold Medgenics and its officers, directors, employees, agents and shareholders harmless (the "Medgenics Indemnified Parties"), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the Medgenics Indemnified Parties related directly or indirectly to or arising out of the manufacture or use by Baylor of Transferred Materials and documentations or any person or entity accessing them through Baylor even though such claims and the costs (including, but not limited to, the payment of all reasonable attorneys' fees and costs of litigation or other defense) are based upon doctrines of strict liability or product liability; provided, however, that such indemnity shall not apply to any claims arising from the gross negligence or intentional misconduct of any Medgenics Indemnified Party. Baylor will also assume responsibility for all costs and expenses related to such claims for which it is obligated to indemnify the Medgenics Indemnified Parties pursuant to this Paragraph, including, but not limited to, the payment of all reasonable attorneys' fees and costs of litigation or other defense."

4.	Baylor further agrees and undertakes: (i) that the Transferred Materials are experimental in nature and have unknown characteristics; (ii) not to use the Transferred Materials in humans; and (iii) that the Transferred Materials are provided "as is" without any warranty or liability of any type.

5.	Except for the additions stated herein, all the terms of the Agreement shall remain valid and bind the parties without any change. In any case of a contradiction between the provisions of this Addendum and the provisions of the Agreement, the provisions of this Addendum shall prevail. Without limiting the generality of the foregoing, the term "Agreement" as used in the Agreement shall be deemed to be the Agreement as supplemented by this Addendum.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Addendum as of the date first above written.

Medgenics, Inc.	Baylor College of Medicine

/s/ Andrew Pearlman	/s/ Cyndi M. Baily

Name: Andrew Pearlman	By: Cyndi M. Baily

Title: CEO	Title: Senior Vice President & General Counsel

Date: March 16, 2009	Date: 3/12/09